EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S

We hereby consent to the incorporation by reference in this Prospectus constituting part of this Registration Statement (Form S-3) of our report dated December 12, 2018, relating to the consolidated balance sheets of Level Brands, Inc. and Subsidiaries (the “Company”) as of September 30, 2018 and 2017 and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2018, which is filed with the United States Securities and Exchange Commission. We also consent to the reference to our Firm under the heading “Experts” in the Prospectus.

/s/ Cherry Bekaert LLP

Charlotte, North Carolina
December 12, 2018